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OFFER TO PURCHASE FOR CASH
ANY AND ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
OF
WORLDPORT COMMUNICATIONS, INC.
AT
$0.50 NET PER SHARE
BY
W.C.I. ACQUISITION CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 24, 2003, UNLESS THE OFFER IS EXTENDED.

        W.C.I. ACQUISITION CORP. IS OFFERING TO PURCHASE, AT A PRICE OF $0.50 PER SHARE, ALL OUTSTANDING SHARES OF COMMON STOCK OF WORLDPORT COMMUNICATIONS, INC., ON THE TERMS AND SUBJECT TO THE CONDITIONS SPECIFIED IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

        OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF SHARES OF WORLDPORT COMMON STOCK SUCH THAT, AFTER SUCH WORLDPORT SHARES ARE PURCHASED PURSUANT TO THE OFFER, WE WOULD OWN AT LEAST 90% OF THE OUTSTANDING WORLDPORT COMMON STOCK. W.C.I. WAS FORMED BY THE HEICO COMPANIES L.L.C., J O HAMBRO CAPITAL MANAGEMENT LIMITED AND CERTAIN OF THEIR AFFILIATES. THESE ENTITIES CURRENTLY OWN (OR HAVE THE RIGHT TO ACQUIRE) 17,889,147 SHARES OF COMMON STOCK, WHICH REPRESENTS APPROXIMATELY 45% OF THE OUTSTANDING COMMON STOCK OF WORLDPORT. ALL OF THESE SHARES WILL BE CONTRIBUTED TO W.C.I. UPON COMPLETION OF THIS OFFER. THIS OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER—CERTAIN CONDITIONS OF THE OFFER." THIS OFFER IS NOT CONDITIONED ON W.C.I. OBTAINING APPROVAL OF WORLDPORT'S BOARD OF DIRECTORS.

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

The date of this Offer is December 23, 2002

IMPORTANT

        Any WorldPort common stockholder desiring to tender all or any portion of such stockholder's WorldPort common stock, should either (1) complete and sign the Letter of Transmittal (or a copy thereof) in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal, together with the certificate(s) evidencing the shares of WorldPort common stock being tendered, and any other required documents, to Alpine Fiduciary Services, Inc. (the "Depositary"), (2) cause the holder's broker, dealer, commercial bank, trust company or other nominee to tender the shares for such stockholder pursuant to the procedures for book-entry transfer of shares, or (3) comply with the guaranteed delivery procedures, in each case upon the terms set forth in "The Offer—Procedures for Tendering Shares." Any holder whose WorldPort shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. See Section 3 "The Offer—Procedures for Tendering Shares."

        Any holder who desires to tender shares of WorldPort common stock and whose certificate(s) for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such shares by following the procedures for guaranteed delivery set forth in Section 3 "The Offer—Procedures for Tendering Shares."

        Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other related tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent for this Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET		i
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER		iii
INTRODUCTION		1
SPECIAL FACTORS		3
	General	3
	WorldPort History	3
	Background of the Offer	3
	Reasons for and Purpose of the Offer and the Merger; Purchaser's Plans for WorldPort	4
	Purchaser's Position Regarding the Fairness of the Offer and the Merger	5
	Conflicts Of Interest	7
	Operating Relationships	8
	Conduct of WorldPort's Business if the Offer is Not Completed	8
	Other Possible Purchases of Shares	9
THE OFFER		10
1.	TERMS OF THE OFFER	10
2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	11
3.	PROCEDURE FOR TENDERING SHARES	12
4.	RIGHTS OF WITHDRAWAL	15
5.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER	16
6.	PRICE RANGE OF SHARES; DIVIDENDS	17
7.	CERTAIN INFORMATION CONCERNING WORLDPORT	18
8.	CERTAIN INFORMATION CONCERNING PURCHASER	20
9.	MERGER; APPRAISAL RIGHTS; RULE 13E-3	22
10.	SOURCE AND AMOUNT OF FUNDS	23
11.	CERTAIN CONDITIONS OF THE OFFER	23
12.	DIVIDENDS AND DISTRIBUTIONS	25
13.	CERTAIN LEGAL MATTERS	25
14.	CERTAIN EFFECTS OF THE OFFER	26
15.	FEES AND EXPENSES	27
16.	MISCELLANEOUS	28

SCHEDULE I	INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF W.C.I
SCHEDULE II	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SCHEDULE III	SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SUMMARY TERM SHEET

        Before you make any decision with respect to this Offer, you should read the following summary together with the more detailed information included elsewhere in this Offer to Purchase. This summary and the remainder of this Offer to Purchase include information regarding the Offer, the proposed subsequent short-form merger, WorldPort Communications, Inc. and the position of W.C.I. Acquisition Corp. regarding the fairness of the terms of the Offer and the Merger.

  •
  W.C.I. Acquisition Corp. is offering to purchase, at a price of $0.50 per share, all of the outstanding shares of common stock of WorldPort. See Section 1, "The Offer—Terms of the Offer," for a description of the terms of this Offer.

  •
  W.C.I. was formed by The Heico Companies L.L.C., J O Hambro Capital Management and certain affiliates to complete the Offer. These entities own or have the right to acquire 17,889,147 shares of common stock, which represents approximately 45% of the outstanding WorldPort common stock. All of these shares will be contributed to W.C.I. upon completion of the Offer. See Section 8, "The Offer—Certain Information Concerning Purchaser" for a description of W.C.I.

  •
  Michael Heisley, Sr. and Stanley H. Meadows own an interest in, and are directors and officers of, W.C.I. Mr. Heisley and Mr. Meadows are also officers and directors of WorldPort. Furthermore, Mr. Heisley and his family members control all of the outstanding ownership interests in The Heico Companies L.L.C., which in turn owns or has the right to acquire 6,757,158 shares of WorldPort common stock and substantially all of the outstanding shares of WorldPort preferred stock. Mr. Meadows owns 1,764,120 shares of WorldPort common stock. All of the shares of WorldPort common stock owned by Heico and Mr. Meadows will be contributed to W.C.I. upon completion of the Offer. See Section 8, "The Offer—Certain Information Concerning Purchaser" and "Special Factors—Conflicts of Interest."

  •
  This is a "going private" transaction. If the Offer is completed, we intend to cause W.C.I. to merge with WorldPort (the "Merger") and, as a result:

  •
  Heico and Hambro and their affiliates will own all of the equity interests in WorldPort;

  •
  You will no longer have any interest in WorldPort's future earnings or growth;

  •
  WorldPort will no longer be a public company; and

  •
  WorldPort shares will no longer trade on the Nasdaq OTC Bulletin Board.

        See Section 14, "The Offer—Certain Effects of the Offer."

  •
  We are not required to complete the Offer unless a sufficient number of WorldPort shares are tendered such that, after we purchase shares pursuant to the Offer, we would own at least 90% of the outstanding WorldPort common stock. We also have the right to waive or reduce the number of WorldPort shares of common stock that are required to be tendered in the Offer, subject to compliance with the applicable sections of the Securities Exchange Act of 1934, as amended. In no event, however, will we purchase shares in the Offer if less than a majority of the outstanding shares, excluding the shares owned by W.C.I. or its stockholders, are validly tendered and not withdrawn. See Section 11, "The Offer—Certain Conditions Of the Offer."

  •
  We have commenced the Offer without obtaining the prior approval of WorldPort's Board of Directors. The Offer and the Merger are not conditioned on the approval of the WorldPort Board of Directors. See "Special Factors."

  •
  W.C.I. intends to obtain the funds necessary to complete the Offer from WorldPort. See Section 10, "The Offer—Source and Amount of Funds."

i

  •
  We will pay to those stockholders who do not tender their shares and do not exercise their appraisal rights the same consideration in the Merger as we pay in the Offer. See Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3."

  •
  Stockholders who sell their Shares in the Offer will receive cash for their shares sooner than stockholders who wait for the Merger to occur, but will not be entitled to a judicial appraisal of the fair value of their shares under Delaware law. Stockholders who do not tender their shares and dissent from the Merger may exercise appraisal rights in accordance with Delaware law. See Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3," for more information on appraisal rights.

  •
  In connection with the completion of the Merger, WorldPort will redeem all of its outstanding Preferred Stock at an aggregate purchase price of approximately $67.6 million, which represents the liquidation preference that would be payable to the holders of the preferred stock on a liquidation of WorldPort. Heico owns substantially all of the outstanding shares of WorldPort preferred stock. See "Special Factors—Conflicts of Interest."

  •
  The Offer will expire at 5:00 p.m. New York City time, on Friday, January 24, 2003, unless we extend the Offer. We can elect at any time to extend the Offer. If we extend the Offer we will issue a press release announcing the extension. See "The Offer—Terms of the Offer."

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

        Q: WHO IS OFFERING TO BUY MY SECURITIES?

        A:    The Offer is being made by W.C.I. Acquisition Corp., a newly formed Delaware corporation as described in this document. W.C.I. Acquisition Corp. was formed by The Heico Companies L.L.C., J O Hambro Capital Management Limited and certain of their affiliates. Heico, Hambro and their affiliates own or have the right to acquire 17,889,147 shares of common stock, which represents approximately 45% of outstanding WorldPort common stock. All of these shares will be contributed to W.C.I. upon completion of the Offer. See Section 8, "The Offer—Certain Information Concerning Purchaser."

        Q:    WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

        A:    We are offering to buy any and all shares of WorldPort common stock. For information about the conditions to the Offer, see Section 11, "The Offer—Certain Conditions of the Offer." We are not offering to purchase outstanding shares of WorldPort Preferred Stock, all of which will be redeemed in the Merger. The stockholders of W.C.I. do not intend to tender any shares of WorldPort common stock in the Offer.

        Q:    HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

        A:    We are offering to pay $0.50 in cash for each share of WorldPort common stock, without interest. See Section 1, "The Offer—Terms of the Offer", for information about the terms of the Offer.

        Q:    DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        A:    We anticipate that WorldPort will loan us the funds necessary to acquire the shares in the Offer. See Section 10, "The Offer—Source and Amount of Funds."

        Q:    IS PURCHASER'S OR WORLDPORT'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

        A:    Because tendering your shares in the Offer will end your ownership interest in WorldPort, including the chance to receive any possible future dividends or other payments in respect of the common stock, WorldPort's financial condition may be relevant to your decision whether to tender in the Offer. As such, we have provided certain summary historical financial information concerning WorldPort in Section 7, "The Offer—Certain Information Concerning WorldPort." Since we are paying you cash for your shares, we do not believe that our financial condition is important to your decision to tender in the Offer. See Section 10, "The Offer—Source and Amount of Funds."

        Q:    WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

        A:    We are not obligated to purchase any shares unless a sufficient number of Shares are validly tendered and not withdrawn prior to the expiration date such that, after we purchase Shares pursuant to the Offer, we would own at least 90% of the then outstanding shares of WorldPort common stock (when taken together with shares owned by W.C.I. and its stockholders). See Section 11, "The Offer—Conditions of the Offer."

        Q:    HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

        A:    You have until 5:00 p.m., New York City time, on the expiration date of Friday, January 24, 2003, to tender your Shares, unless we extend the offering period or provide a subsequent offering period. See Section 1, "The Offer—Terms of the Offer."

        Q:    CAN THE OFFER BE EXTENDED AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        A:    Yes. We may elect to extend the Offer. If the Offer is extended, we will make a press release announcing the extension. See Section 1, "The Offer—Terms of the Offer."

        Q:    HOW DO I TENDER MY SHARES?

        A:    If you hold your shares "of record," you can tender your shares by sending the enclosed letter of transmittal along with your stock certificates to the Depositary, Alpine Fiduciary Services, Inc., at the address listed on the enclosed letter of transmittal. See Section 3, "The Offer—Procedures For Tendering Shares."

        If your broker holds your shares in "street name" for you, you must direct your broker to tender. Please contact your broker.

        Q:    UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A:    You can withdraw tendered shares at any time prior to 5:00 p.m., New York City time, on January 24, 2003. We will purchase all properly tendered and not withdrawn shares promptly following the expiration date if the conditions to our Offer are then met. After making these purchases, we may continue for a limited period of time to purchase shares submitted to us. On the other hand, if the conditions to our Offer are not met on the expiration date, we may extend the Offer. See Section 4, "The Offer—Rights of Withdrawal."

        Q:    WHY IS PURCHASER MAKING THIS OFFER?

        A:    The purpose of the Offer and the Merger is to enable Heico and Hambro, through W.C.I., to acquire the entire equity interest in WorldPort. Heico and Hambro believe that by taking WorldPort private WorldPort will be in a better position to invest its cash resources, pursue acquisition opportunities and resolve its liabilities. See "Special Factors"

        Q:    HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        A:    You can withdraw shares that you have already tendered by sending a notice of withdrawal to the Depositary. See Section 4, "The Offer—Rights of Withdrawal."

        Q:    IS THIS OFFER SUPPORTED BY THE WORLDPORT BOARD OF DIRECTORS?

        A:    We commenced this Offer without obtaining the prior approval of the WorldPort Board of Directors. The completion of the Offer is not conditioned on the approval of the WorldPort Board of Directors. Federal securities laws require the WorldPort Board of Directors to advise WorldPort stockholders of its position on this Offer within ten business days of the date of this document. See "Introduction."

        Q:    WHY IS PURCHASER NOT SEEKING APPROVAL OF ITS OFFER FROM WORLDPORT'S INDEPENDENT DIRECTORS?

        A:    We want to begin to realize the benefits of taking WorldPort private as soon as possible and believe that making a tender offer directly to WorldPort stockholders will be significantly faster than making a proposal for consideration by WorldPort's independent directors and negotiating a merger agreement with those directors. We believe that the WorldPort stockholders are capable of evaluating the fairness of the Offer. We also note that over 80% of the shares not owned by us would need to be tendered to satisfy the Minimum Condition. Accordingly, we are not seeking to negotiate our Offer with WorldPort. See "Special Factors."

        Q:    WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

        A:    No. The Offer is the first step in a going private transaction. If the Offer is consummated, the Offer will be followed by a Merger that will result in Heico, Hambro and their affiliates owning 100% of WorldPort. As a result, WorldPort will no longer be publicly owned. See Section 14, "The Offer—Certain Effects of the Offer."

        Q:    WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On December 20, 2002, the last trading day before we announced the commencement of the Offer, the closing sale price of WorldPort's common stock reported on Nasdaq OTC Bulletin Board was $0.43 per share. We advise you to obtain a recent quotation for WorldPort's common stock in deciding whether to tender your shares. See Section 6, "Offer—Price Range of Shares; Dividends."

        Q:    WILL I HAVE THE RIGHT TO HAVE MY WORLDPORT SHARES APPRAISED?

        A:    If you tender your WorldPort shares in the Offer, you will not be entitled to exercise statutory appraisal rights under Delaware law. If you do not tender your shares in the Offer and the Merger occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your WorldPort shares plus a fair rate of interest, if any, from the date of the Merger. The appraised value may be more than, less than or the same as the cash consideration we pay in the Offer and the Merger. See Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3."

        Q:    IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        A:    If you do not tender in the Offer and the Merger occurs, you will receive the same consideration as paid in the Offer, subject to your right to dissent and demand an appraisal of the fair value of your shares under Delaware law. If you exercise your appraisal rights, you will not receive the Merger consideration unless you waive or effectively lose your appraisal rights.

        If the Merger does not occur, our purchase of shares will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares. These events could adversely affect the liquidity and trading price of the remaining shares held by the public. WorldPort may no longer be required to make filings with the SEC or comply with the SEC's rules relating to publicly held companies and its shares may no longer be quoted on the NASDAQ OTC Bulletin Board. See Section 14, "The Offer—Certain Effects of the Offer," for information about the effect of the offer on your shares.

        Q:    WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        A:    If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your own shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See Section 3, "The Offer—Procedure for Tending Shares."

        Q:    HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

        A:    If you are a U.S. taxpayer, your receipt of cash for WorldPort shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (i) the cash you receive in the Offer and (ii) your adjusted tax basis in the WorldPort shares you sell in the Offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the Offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5, "The Offer—Certain Federal Income Tax Consequences of the Offer."

v

        Q:    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        A:    If you have more questions about the tender offer, you should contact the Information Agent at the following address and telephone numbers:

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 328-5441

To the Holders of Common Stock of
WorldPort Communications, Inc.:

INTRODUCTION

        W.C.I. Acquisition Corp., a Delaware corporation ("W.C.I." or the "Purchaser"), hereby offers to purchase any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares" or "Common Stock"), of WorldPort Communications, Inc., a Delaware corporation ("WorldPort" or the "Company"), at a price of $0.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer"). The Offer Price represents a premium of approximately 31% over the average closing price during the 15 consecutive trading days ending on December 20, 2002, the last full trading day before the public announcement of W.C.I.'s intention to commence the Offer.

        If you are a record owner of Shares, you will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares in the Offer. Stockholders who hold their Shares through bankers or brokers should check with such institutions as to whether they charge any service fee. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 30% of the gross proceeds payable to you. We will pay all charges and expenses of Alpine Fiduciary Services, Inc., as Depositary (the "Depositary"), and Georgeson Shareholder Communications, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

        OUR OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE TENDER OF A SUFFICIENT NUMBER OF SHARES SUCH THAT, AFTER THE SHARES ARE PURCHASED PURSUANT TO THE OFFER, WE WOULD OWN AT LEAST 90% OF THE OUTSTANDING SHARES OF WORLDPORT COMMON STOCK (THE "MINIMUM CONDITION"). WE RESERVE THE RIGHT TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE A SMALLER NUMBER OF SHARES, SUBJECT TO COMPLIANCE WITH THE APPLICABLE SECTIONS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WE HAVE NO CURRENT EXPECTATION THAT WE WOULD SEEK TO EXERCISE THIS RIGHT. IN NO EVENT, HOWEVER, WILL WE PURCHASE SHARES IN THE OFFER IF LESS THAN A MAJORITY OF THE OUTSTANDING SHARES, EXCLUDING THE SHARES OWNED BY W.C.I. AND ITS STOCKHOLDERS, ARE VALIDLY TENDERED AND NOT WITHDRAWN. OUR OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 1, "THE OFFER—TERMS OF THE OFFER," AND SECTION 11, "THE OFFER—CERTAIN CONDITIONS OF THE OFFER."

        The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in WorldPort. If the Offer is successful and we own at least 90% of the outstanding Shares, we will cause W.C.I. to merge with WorldPort through a short-form merger (the "Merger"). In the Merger, each outstanding Share that is not owned by us (other than Shares held by stockholders who dissent from the Merger and perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the same consideration paid in the Offer, without interest. See Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3." Under the DGCL, if we own at least 90% of the outstanding Shares, we can consummate the Merger without a vote of or prior notice to the WorldPort stockholders or Board of Directors. See Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3." As a result of the Offer and the Merger, the Shares would no longer trade publicly.

        We have not asked the WorldPort Board of Directors to approve the Offer or the Merger. The WorldPort Board must file with the Securities and Exchange Commission (the "SEC") and provide to WorldPort stockholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the commencement of this Offer document. We encourage you to review carefully the Schedule 14D-9 when it becomes available.

        As of the date hereof, W.C.I. and its stockholders own 17,209,696 shares and have warrants to acquire an additional 679,451 shares of common stock of WorldPort. According to WorldPort's Form 10-Q for the quarter ended September 30, 2002, as of November 1, 2002 there were 39,087,252 Shares outstanding. Therefore, if we exercise our warrant, we believe that approximately 17.9 million Shares must be tendered to satisfy the Minimum Condition.

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding our intent, belief or current expectations of, including statements concerning our plans with respect to, the acquisition of all of the Shares. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

  •
  general economic, capital market and business conditions;

  •
  terrorist attacks on the United States or international targets;

  •
  changes in government regulation;

  •
  the risks and uncertainties described in WorldPort's filings with the SEC under the Exchange Act;

  •
  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  •
  the amount and timing of final resolution of WorldPort's liabilities.

        THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF THE CONDITIONS DESCRIBED IN SECTION 11, "THE OFFER—CERTAIN CONDITIONS OF THE OFFER." THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JANUARY 24, 2003, UNLESS WE EXTEND IT.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

General

        As described in more detail below, in the fourth quarter of 2001 and the first quarter of 2002, WorldPort divested or ceased operating all of its business operations. As a result, WorldPort no longer has any active business operations. Since that time, WorldPort has been operating with a minimal headquarters staff while it attempts to determine how to use its cash resources. As a result of its status as a public company, a number of contingent trailing liabilities related to its past operations and the liquidation preference associated with its preferred stock, WorldPort has not been successful in finding attractive acquisition opportunities, is limited in how it can invest its cash and is currently unwilling to liquidate or distribute any funds to holders of its common stock.

WorldPort History

        The following summary description of WorldPort's history is based upon WorldPort's Form 10-Q Quarterly Report for the quarter ended September 30, 2002.

        From 1997 to 1999, WorldPort was a facilities-based global telecommunications carrier offering voice, data and other telecommunications services to carriers, Internet service providers, medium and large corporations and distributors and resellers operating in Europe and the United States. In order to meet its obligations under an interim loan facility, WorldPort sold substantially all of its material assets during the first quarter of 2000. During 2000 and 2001, WorldPort pursued a new business strategy, focused on the delivery of Internet solutions to global companies doing business in the European marketplace. However, WorldPort did not achieve the revenue growth it had anticipated, which, combined with the general economic downturn and the slowdown in technology spending, prompted WorldPort to review various alternatives to its existing business plan. WorldPort made the decision to take further restructuring actions and to divest itself of all of its operating assets during the fourth quarter of 2001 and the first quarter of 2002. As a result, WorldPort no longer has active business operations.

        Since ceasing its business operations, WorldPort sought and reviewed acquisition opportunities. However, WorldPort did not pursue any of these opportunities since it did not believe that any of them were in the best interest of its shareholders. WorldPort also analyzed a potential liquidation of the company and its effect on WorldPort's stockholders.

Background of the Offer

        At a meeting of WorldPort's Board of Directors on September 30, 2002, the Board reviewed a number of strategic alternatives for enhancing stockholder value, including the possibility of a going private transaction.

        Prior and subsequent to the September 30, 2002 Board meeting, representatives of Hambro and Heico had several discussions regarding the negative consequences of WorldPort's status as a publicly-held company, possible alternatives and whether Heico and Hambro would be willing to remain as investors in a privately held company that would seek acquisition opportunities. These discussions were between Hambro and Heico and did not include WorldPort. Mr. Meadows represented Heico in many of these discussions. As described elsewhere in this Offer to Purchase, Mr. Meadows is an officer and director of Heico and also serves as an officer and director of WorldPort. See "Special Factors—Conflict of Interest." During this period no agreement was reached between Heico and Hambro regarding a transaction involving WorldPort.

        On October 15, 2002, Hambro sent a letter to Kathleen Cote, WorldPort's Chief Executive Officer expressing an interest in exploring different possibilities for restructuring WorldPort, including, without limitation, taking WorldPort private. On October 15, 2002, Hambro also filed an amendment to its

Schedule 13D with the Securities and Exchange Commission which described a number of the issues raised in Hambro's letter. Heico and Hambro continued discussions as to the terms on which they would be willing to retain their interests in WorldPort if it became privately-held.

        The Hambro letter was discussed at a meeting of WorldPort's Board of Directors on November 20, 2002. At that meeting, Mr. Meadows, on behalf of Heico, also disclosed to the Board that discussions between Heico and Hambro continued. The Board authorized Kathleen Cote, Chief Executive Officer of WorldPort, to retain separate counsel to represent disinterested members at the Board of Directors of WorldPort in the event that a proposal involving a change in control or a going private transaction were presented to the Board.

        Heico and Hambro concluded that the benefits of taking WorldPort private were greater than the benefits that would result from any of the other alternatives that Heico and Hambro had been considering. Heico's and Hambro's senior management further concluded that the acquisition of the Shares from the WorldPort public stockholders would be in the best interests of WorldPort and its stockholders. See "Special Factors—Reasons for and Purpose of the Offer and the Merger; Purchaser's Plans for WorldPort" for details regarding the reasons for the Offer and the Merger. Heico and Hambro agreed upon terms on which they would support a going private transaction involving WorldPort and would retain interests in WorldPort thereafter. On December 23, 2002, Heico and Hambro entered into a Joint Venture and Securityholders Agreement and the Offer was commenced.

Reasons for and Purpose of the Offer and the Merger; Purchaser's Plans for WorldPort

        We believe that several factors make an investment in WorldPort common stock unattractive for public stockholders. WorldPort has no operating businesses, but remains exposed to known and potential unknown trailing liabilities related to its past operations. A significant portion of WorldPort's assets, $57.6 million, is a result of a US Federal income tax refund received by WorldPort. The tax return pursuant to which such refund was obtained remains subject to audit by the Internal Revenue Service. As a consequence, it is difficult to value the equity interests in WorldPort and to forecast the timing for, or value that could be realized through, stockholder distributions or a liquidation of WorldPort. This makes it difficult for a public stockholder to assess the value of WorldPort common stock.

        In addition, as a result of the lack of an operating business and its large number of stockholders, WorldPort must maintain its liquid assets in government securities or comply with the requirements of the Investment Company Act of 1940. Government securities generally produce low returns. To the extent the income from WorldPort's investments is less than WordPort's expenses, the assets of WorldPort and potential future distributions to WorldPort stockholders will decline.

        WorldPort does not have a business plan that focuses on a particular industry or strategy. The pursuit of acquisition or investment opportunities by WorldPort would reflect a business plan and strategic direction determined by its Board of Directors and that could not easily be submitted to public stockholders for input or approval.

        However, we believe that WorldPort's common stock could be an appropriate investment for a small number of sophisticated investors who can make their own assessment of the risk of WorldPort's contingent liabilities and the value of WorldPort's stock. A small number of investors could more directly influence the business plan for WorldPort. Heico and Hambro believe that, following the Offer and the Merger, WorldPort would be an appropriate vehicle for the development of an acquisition strategy and the pursuit of investment opportunities that meet their investment objectives.

        We believe that by taking WorldPort private, we will have greater flexibility to use WorldPort as an investment vehicle for Heico and Hambro. The ability of WorldPort to invest its cash resources, evaluate acquisition opportunities and resolve its liabilities is more complicated and costly as a result of the constraints and additional costs related to the operation of WorldPort as a public company with an independent stockholder base, including the costs associated with the procedural and compliance requirements of a public company. Taking WorldPort private will reduce these complications and costs and allow us to execute our strategy more efficiently.

        The purpose of the Offer is for W.C.I. to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interests in WorldPort not owned by W.C.I. and its stockholders. If the Offer is successful and we obtain at least 90% of the outstanding Shares, we will effect the Merger. As a result of the Offer and the Merger, Heico and Hambro and their affiliates will own all of the equity interest in WorldPort.

        Following completion of the Offer and the Merger, WorldPort will be a privately held corporation. Accordingly, current stockholders who are not affiliated with us will not have the opportunity to participate in the earnings and growth of WorldPort and will not have any right to vote on corporate matters. In addition, current stockholders who are not affiliated with us will not be entitled to share in any premium that might be payable by an unrelated acquiror for all of the issued and outstanding Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are pending at this time. Similarly, after completion of the Merger, former stockholders will not face the risk of losses resulting from WorldPort's liabilities or operations or from any decline in the value of WorldPort. See "The Offer—Certain Effects of the Offer."

        Except as otherwise described in this Offer to Purchase, W.C.I. has no current plans or proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving WorldPort; (ii) any purchase, sale or transfer of a material amount of assets of WorldPort; (iii) any material change in WorldPort's present dividend rate or policy; (iv) any change in the management of WorldPort (other than W.C.I.'s intention to appoint a board of directors comprised solely of members of W.C.I.'s board of directors after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in WorldPort's corporate structure or business. We expressly reserve the right to change our business plans with respect to WorldPort based on future developments.

Purchaser's Position Regarding the Fairness of the Offer and the Merger

        We believe the Offer and the Merger are both financially and procedurally fair to WorldPort's stockholders who are not affiliated with W.C.I., Heico or Hambro. We base our belief on our observations of the following factors, each of which, in our judgment, supports our views as to the fairness of the Offer and the Merger.

        Net Book Value; Contingent Liabilities    Based on WorldPort's Form 10-Q for the quarter ended September 30, 2002, as of September 30, 2002, WorldPort's total stockholders' equity was approximately $88.8 million. After reducing this amount by the $67.6 million liquidation preference that would be payable to holders of WorldPort's preferred stock in a dissolution or liquidation of WorldPort, this would yield a book value of approximately $0.54 per share of outstanding WorldPort common stock.

        This calculation of WorldPort's net book value reflects WorldPort's estimate of its known contingent liabilities, other than the contingent liability related to the $57.6 million income tax refund received by WorldPort in April 2002. The return which produced this refund is still subject to audit by the Internal Revenue Service. Upon audit, the Internal Revenue Service could determine that adjustments are required to WorldPort's calculation of, or the return related to, this amount and as a result WorldPort may be required to return to the Internal Revenue Service some portion or all of such refund. Any amount required to be returned would reduce the net book value per share of common stock and the cash ultimately available for distribution to shareholders. If WorldPort's assets were distributed and it was later determined that a refund was required, the stockholders would be subject to claims for the amount of any refund, up to the amount of any proceeds received in the distribution.

Accordingly, liquidation and distribution of WorldPort's assets prior to the review of the refund or the expiration of the statute of limitations for WorldPort's 2001 income tax return, would result in significant risk for WorldPort's stockholders.

        Furthermore, given the restrictions on WorldPort's ability to invest its cash resources imposed by the Investment Company Act of 1940, WorldPort is earning a relatively low return on these assets and it is therefore likely that WorldPort's operating expenses will exceed its investment income. To the extent this occurs, WorldPort's net book value will continue to decline.

        Liquidation Value; Timing of Potential Distributions.    WorldPort's Form 10-Q for the quarter ended September 30, 2002 reported total assets of $121 million, of which $119 million were cash and marketable securities. The liquidation value of these assets should approximate their book value. WorldPort's third quarter Form 10-Q also states that WorldPort's stated liabilities reflect management's estimates and assumptions of assets and liabilities, known and contingent. We believe that it is difficult to estimate the timing or consequences of the resolution of WorldPort's contingent liabilities. It is possible that a favorable resolution of these liabilities could result in a liquidation value that exceeds $0.50 per share of WorldPort common stock. However, given the limitations on WorldPort's ability to distribute assets while the contingent liabilities have not been resolved and the need to pay the holders of WorldPort's preferred stock a liquidation preference of approximately $67.6 million in any liquidation, it is extremely difficult to determine when any distribution could be made to the holders of the WorldPort common stock. In addition, as discussed above, to the extent WorldPort's operating expenses exceed its investment income, the assets available for distribution to WorldPort's stockholders will decline. Therefore, we believe that holders of WorldPort's common stock would be better off receiving $0.50 per share in this Offer rather than waiting for distributions following resolution of WorldPort's contingent liabilities.

        Premium Offered; Lack of Liquidity.    We considered current and historical trading prices of the Shares. The $0.50 Offer Price represents a premium of approximately 31% over the average closing price of the common stock during the fifteen trading days ended December 20, 2002. Furthermore, we also considered the fact that there is very little trading activity for WorldPort's common stock which makes it more difficult for a holder of WorldPort common stock to liquidate this investment. We believe the trading price of the Shares has been, and will continue to be, effected by WorldPort's small market capitalization and the presence of a controlling stockholder. The Offer provides all unaffiliated holders of WorldPort common stock with the ability to obtain immediately liquidity at a premium to recent market prices and without payment of any broker's commissions.

        Heico's Ownership Interest.    As described under "Conflicts of Interest" Heico has substantial voting control over WorldPort. Currently, Heico has no interest in converting its equity interest in WorldPort into cash or an alternative equity investment. This may have the effect of discouraging a proposal for the purchase of WorldPort's outstanding stock from a third party.

        Other Transactions.    The Offer Price for the Shares in the Offer is consistent with or higher than the prices at which Heico and Hambro have purchased shares in other recent transactions. On December 17, 2002, in a privately negotiated transaction Heico purchased 4,717,500 shares of common stock from an unaffiliated third party for $0.50 per share. On October 15, 2002, an entity which Hambro controls purchased 80,000 share of WorldPort common stock on the open market for a price of $0.43 per share.

        Procedural Fairness.    We also determined that the Offer and the Merger are procedurally fair to the public stockholders. In making such determination, we considered the following factors:

  •
  Each public stockholder can individually determine whether to tender shares in the Offer.

  •
  The Offer provides the opportunity for the public stockholders to sell their shares without incurring brokerage and other costs typically associated with market sales.

  •
  WorldPort stockholders who elect not to tender their shares in the Offer will receive the same consideration in the Merger that we pay in the Offer, subject to their right to dissent from the Merger and demand an appraisal of the fair value of their shares under state law.

  •
  Public stockholders who believe that the terms of the Offer and the Merger are not fair can pursue appraisal rights in the Merger under state law.

  •
  The Offer is conditioned on the tender of at least a majority of the outstanding shares of common stock, excluding the shares owned by W.C.I. and its stockholders.

        Other Factors.    Since WorldPort does not have any active business operations, we did not consider the going concern value of WorldPort as a relevant factor in assessing the value of the common stock or the fairness of the Offer. We did not seek or obtain any report, opinion or approval in connection with our determination that the Offer and Merger were fair to the unaffiliated holders of WorldPort common stock. We are aware that WorldPort has received a number of preliminary inquiries from third parties exploring the possibility of engaging in a transaction with WorldPort. However, we are not aware of any third party making any firm offer or indicating any proposed valuation for WorldPort's common stock. Therefore, in our evaluation we did not consider any other offer, since we were not aware of any.

        Certain Negative Considerations.    We also considered the following factors in our deliberations concerning the fairness of the terms of the Offer and the Merger, each of which we considered negative:

  •
  Following the successful completion of the Offer and the Merger, the public stockholders would cease to participate in the future earnings or growth, if any, of WorldPort or benefit from increases, if any, in the value of their holdings in WorldPort.

  •
  The financial interests of W.C.I. are adverse, as to the Offer Price, to the financial interests of the unaffiliated stockholders.

  •
  Certain officers and directors of WorldPort have actual or potential conflicts of interest in connection with the Offer and the Merger. See "Conflicts Of Interest."

  •
  The Offer and the Merger do not provide the public stockholders with an opportunity to vote on the proposed transaction. In addition, we did not seek the approval of WorldPort's Board of Directors of the Offer or the Merger.

        The foregoing discussion of the information and factors considered by us is not intended to be exhaustive but includes all material factors we considered. In view of the variety of factors considered in connection with our evaluation of the Offer and the Merger, we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching our determination and recommendation.

        Our view as to the fairness of the Offer and the Merger should not be construed as a recommendation as to whether or not you should tender your Shares.

Conflicts Of Interest

        PURCHASER.    The financial interests of W.C.I. are adverse, as to the Offer Price, to the financial interests of the public stockholders.

        CONTROL OF WORLDPORT.    Heico and Hambro have substantial voting control over WorldPort. Heico currently owns 6,077,707 shares of common stock and pursuant to outstanding warrants has the right to acquire an additional 679,451 shares of common stock. Hambro beneficially owns 9,367,869 shares of WorldPort common stock. In addition to the shares of WorldPort common stock which are currently outstanding and entitle the holders thereof to one vote per share, Heico owns shares of WorldPort's Series B, C, D, E and G Convertible Preferred Stock, each of which entitle the holders thereof to 40, 40, 1, 10.865, and 1,000 votes per preferred share, respectively. Substantially all of the outstanding preferred stock is owned by Heico which, combined with the common stock owned by Heico, represents over 70% of our outstanding votes. As a result of its voting interest, Heico has the power to control the vote regarding such matters as the election of our directors, amendments to WorldPort's charter and other fundamental corporate transactions.

        DIRECTORS AND OFFICERS OF PURCHASER AND WORLDPORT.    Michael Heisley serves as Chairman of the Board of WorldPort and his daughter, Emily Heisley Stoeckel, also serves as a member of WorldPort's Board. Mr. Heisley and Ms. Stoeckel are also directors, officers and owners of The Heico Companies L.L.C ("Heico") and certain of its affiliates. Mr. Heisley and his family members control all of the outstanding ownership interests of Heico. As described above, Heico owns a controlling interest in WorldPort. Mr. Meadows serves as a director and assistance secretary of WorldPort. Mr. Meadows is also an officer and director of W.C.I. and Heico and certain of its affiliates. These positions and equity interests present these individuals with actual or potential conflicts of interest in determining the fairness of the Offer to the public stockholders. See Schedule I to this Offer to Purchase for a listing of the positions that the officers and directors of W.C.I. hold with WorldPort and see Schedule II for a listing of the shares of WorldPort common stock owned by such persons.

        Following consummation of the Offer and the Merger, we anticipate that the board of directors of WorldPort will be comprised solely of members of the board of directors of the W.C.I.

Operating Relationships

        Since ceasing its business operations WorldPort has operated with a minimal headquarters staff while it completed the shutdown of its former operations, attempted to resolve its remaining contingent liabilities related to these operations and determined how to use its cash resources. An employee of Heico was appointed a Vice President of WorldPort to assist WorldPort in these activities. Since December 2001 this employee has devoted substantially all of his working time to these efforts and therefore WorldPort has reimbursed Heico for his salary and benefits during this period. The total amount reimbursed by WorldPort during this period was approximately $230,000

Conduct of WorldPort's Business if the Offer is Not Completed

        If the Offer is not completed because a condition is not satisfied or waived, W.C.I. expects that WorldPort's current management will continue to operate WorldPort substantially as presently operated. However, in that event, W.C.I. and its stockholders will re-evaluate other potential strategies to address their concerns regarding WorldPort's future operations. In particular, W.C.I. may consider:

  •
  engaging in open market or privately negotiated purchases of Shares to increase W.C.I.'s ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

  •
  proposing that W.C.I. and WorldPort enter into a merger agreement, which would require the approval of the WorldPort Board (which probably would refer the matter to a committee of independent directors) and the vote of a majority of the outstanding Shares in favor of the merger (which vote in favor of the Merger would be assured by virtue of W.C.I.'s beneficial ownership of the Shares); or

  •
  keeping outstanding the public minority interest in WorldPort.

        If W.C.I. were to pursue any of these alternatives, it might take considerably longer for the public stockholders of WorldPort to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of WorldPort that are more or less than or the same as the Offer Price.

Other Possible Purchases of Shares

        If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by W.C.I. and its subsidiaries of the outstanding Shares should fall below 90%, W.C.I. may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

THE OFFER

1.
TERMS OF THE OFFER

        Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer—Certain Conditions of the Offer," and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), W.C.I. will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer—Rights of Withdrawal." The term "Expiration Date" means 5:00 p.m., New York City time, on January 24, 2003, unless and until W.C.I. shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by W.C.I., shall expire. The period until 5:00 p.m., New York City time, on January 24, 2003, as such may be extended is referred to as the "Offering Period."

        Subject to the applicable rules and regulations of the SEC, W.C.I. expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4, "The Offer—Rights of Withdrawal."

        Subject to the applicable regulations of the SEC, W.C.I. also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date,

  (i)
  to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in Section 11, "The Offer—Certain Conditions of the Offer;" and

  (ii)
  to waive any condition and to set forth or change any other term and condition of the Offer except as otherwise specified in Section 11, "The Offer—Certain Conditions of the Offer;"

in each case, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If W.C.I. accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period (as defined herein). W.C.I. confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which W.C.I. may choose to make any public announcement, W.C.I. shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

        If, during the Offering Period, W.C.I., in its sole discretion, shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. W.C.I. confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, W.C.I. will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight., New York City time.

        W.C.I. may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period"). A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If W.C.I. decides to provide for a Subsequent Offering Period, W.C.I. will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period. If W.C.I. elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See Section 4, "The Offer—Rights of Withdrawal."

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), W.C.I. will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, W.C.I. expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 11, "The Offer—Certain

Conditions of the Offer." In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"));

  •
  a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined herein) in lieu of the Letter of Transmittal; and

  •
  any other required documents.

        For purposes of the Offer, W.C.I. will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when W.C.I. gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from W.C.I. and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, "The Offer—Procedure for Tendering Shares," such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

        W.C.I. reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve W.C.I. of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.
PROCEDURE FOR TENDERING SHARES. To tender Shares pursuant to the Offer,

•
a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase; and

•
such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date; or

•
the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

The term "Agent's Message" means a message transmitted electronically by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such

Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that W.C.I. may enforce such agreement against the participant.

        BOOK-ENTRY DELIVERY.    The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        SIGNATURE GUARANTEES.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "Eligible Guarantor Institution," as such term is defined in Rule 17 Ad-15 under the Exchange Act (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by W.C.I., proper evidence satisfactory to W.C.I. of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

        GUARANTEED DELIVERY.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by W.C.I., is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        OTHER REQUIREMENTS.    Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or a timely Book-Entry Confirmation with respect to such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        TENDER CONSTITUTES AN AGREEMENT.    The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and W.C.I. upon the terms and subject to the conditions of the Offer.

        APPOINTMENT OF PROXIES.    By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of W.C.I. as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by W.C.I. (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, W.C.I. deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). W.C.I.'s designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of WorldPort, by written consent in lieu of any such meeting or otherwise. W.C.I. reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon W.C.I.'s payment for such Shares, W.C.I. must be able to exercise full voting rights with respect to such Shares.

        DETERMINATION OF VALIDITY.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by W.C.I. in its sole discretion, which determination will be final and binding. W.C.I. reserves the absolute right to reject any and all tenders determined by it not to be in proper form or for which the acceptance for payment of or payment for may, in the opinion of W.C.I.'s counsel, be unlawful. W.C.I. also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived to the satisfaction of W.C.I. None of W.C.I., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. W.C.I.'s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

        BACKUP WITHHOLDING.    In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct TIN on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 30%. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to W.C.I. and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms may be obtained from the Depositary), in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal.

4.
RIGHTS OF WITHDRAWAL

        Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by W.C.I. pursuant to the Offer, may also be withdrawn at any time after February 21, 2003. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, "The Offer—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by W.C.I., in its sole discretion, which determination shall be final and binding. None of W.C.I., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3, "The Offer—Procedure for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

        If W.C.I. extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to W.C.I.'s rights under this Offer, the Depositary may, nevertheless, on behalf of W.C.I., retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

5.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, nor does it address holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, or who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of restricted shares received as compensation or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address the tax treatment of holders who exercise appraisal rights in the Merger, nor does it address any aspect of state, local or foreign taxation or estate and gift taxation.

        The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of WorldPort. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the stockholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

        Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if a holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult such stockholder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Non-corporate foreign stockholders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that stockholder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

        THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.
PRICE RANGE OF SHARES; DIVIDENDS

        WorldPort's common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "WRDP". The table below sets forth the high and low sales prices for the common stock as reported on the OTC during the periods indicated. The Nasdaq quotations reflect high and low bid information and reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Price Range of Common Stock
	High	Low
Year Ended December 31, 2000:
First Quarter	$4.1250	$1.9600
Second Quarter	$4.0625	$2.1875
Third Quarter	$7.2500	$2.1875
Fourth Quarter	$8.0000	$2.1250
Year Ended December 31, 2001:
First Quarter	$3.5700	$1.6250
Second Quarter	$3.0500	$1.5500
Third Quarter	$1.7000	$0.4000
Fourth Quarter	$0.7600	$0.2300
Year Ended December 31, 2002:
First Quarter	$0.50	$0.30
Second Quarter	$0.55	$0.35
Third Quarter	$0.43	$0.28
Fourth Quarter through December 17, 2002	$0.51	$0.23

        WorldPort's Form 10-K for the year ended December 31, 2001 states that as of March 25, 2002, there were approximately 120 stockholders of record of WorldPort's common stock.

        WorldPort has never declared or paid any cash dividends on its capital stock. Each share of WorldPort's Series B, C, D, E and G Preferred Stock is entitled to a dividend equal to 7% of the stated value prior to any dividend or distribution to holders of WorldPort common stock.

        Upon any liquidation, dissolution or winding up of WorldPort, the holders of WorldPort's outstanding preferred stock, in the aggregate, are entitled to receive approximately $67.6 million (or such amount that is distributed ratably to holders of all the various outstanding series of WorldPort's preferred stock) prior to the distribution of any assets of WorldPort to the holders of the common stock.

        On December 20, 2002, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the Nasdaq OTC Bulletin Board was $0.43 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.
CERTAIN INFORMATION CONCERNING WORLDPORT

        Stockholders are urged to review the publicly available information concerning WorldPort before acting on the Offer.

        GENERAL.    WorldPort is a Delaware corporation with its principal corporate offices located at 975 Weiland Road, Suite 160, Buffalo Grove, Illinois 60089 (Telephone: 847-229-8200).

        WORLDPORT OPINION.    As of the date hereof, WorldPort has not made any recommendation with respect to the Offer. To our knowledge, WorldPort has not obtained any appraisal, report or opinion relating to the Offer. As of the date hereof, except as described below, we do not know if any executive officer, director or affiliate of WorldPort intends to tender Shares in the Offer. As described elsewhere in this Offer to Purchase, certain of the stockholders of Purchaser are officers, directors and affiliates of WorldPort, each of which will not tender shares in the Offer but will instead contribute all Shares owned by them to Purchaser upon completion of the Offer.

        AVAILABLE INFORMATION.    WorldPort is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov.

        SELECTED CONSOLIDATED FINANCIAL INFORMATION:    The following table sets forth summary historical consolidated financial data for WorldPort as of and for the nine months ended September 30, 2002 and 2001 and as of and for each of the years ended December 31, 2001 and 2000.

        This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in WorldPort's Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and WorldPort's Current Report on Form 8-K dated June 6, 2002 and the unaudited consolidated interim financial information contained in WorldPort's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002, June 30, 2002 and September 30, 2002, as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by WorldPort with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "—Available Information".

	Nine Months Ended September 30,		For the Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)		(unaudited)
	(thousands of dollars, except per share amounts and ratios)
Income Statement Data:
Total revenues	$0	$0	$0	$0
Operating loss	(2,688)	(4,953)	(6,759)	(9,865)
Income (loss) from continuing operations	(1,339)	1,149	(2,403)	3,483
Net income (loss)	(92)	(52,639)	(121,643)	275,232
		Dec. 31,
	Sept. 30, 2002
		2001	2000
	(unaudited)	(unaudited)
	(thousands of dollars, except per share amounts and ratios)
Balance Sheet Data:
Current assets	$119,598	$126,173	$151,354
Non-current assets	1,415	7,388	80,563
Current liabilities	30,690	38,102	25,689
Non-current liabilities	1,559	3,433	46
Total stockholders' equity	88,764	92,026	206,182

        WorldPort historically has not reported a ratio of earnings to fixed charges.

COMPARATIVE PER SHARE DATA

        The following table sets forth the historical basic and diluted income from continuing operations per common share for the nine months ended September 30, 2002 and 2001 and for each of the years ended December 31, 2001 and 2000.

	Nine Months Ended September 30,		For the Years Ended December 31,
	2002	2001	2001	2000
	(unaudited)		(unaudited)
Basic	$(0.03)	$(0.03)	$(0.06)	$0.11
Diluted	(0.03)	(0.03)	(0.06)	0.06

        Book value per share is not a term defined by generally accepted accounting principles. Book value per share calculated by dividing stockholders' equity by the weighted average number of shares of common stock outstanding was $2.27 on September 30, 2002. After deducting the preferred stock liquidation preference of approximately $67.6 million, the remaining book value per share of common stock would have been $0.54 on September 30, 2002.

8. CERTAIN INFORMATION CONCERNING PURCHASER

        GENERAL.    W.C.I. is a Delaware corporation that currently does not own any Shares. The principal executive offices of W.C.I. are located at 5600 Three First National Plaza, Chicago, IL 60602. W.C.I. was formed pursuant to a Joint Venture and Securityholders Agreement (the "Joint Venture Agreement") by and among Heico, Hambro and Stanley H. Meadows. A copy of the Joint Venture Agreement has been filed with the Securities and Exchange Commission as an exhibit to W.C.I.'s tender offer statement on Schedule TO. Pursuant to the Joint Venture Agreement the parties agreed, among other things, to form W.C.I., to contribute their shares of WorldPort common stock to W.C.I. upon completion of the Offer, and to use their commercially reasonable efforts to complete the Offer and the Merger. The stockholders of W.C.I. own or have the right to acquire 17,889,147 shares of common stock of WorldPort. Each of Heico and Mr. Meadows, collectively, and Hambro, own a 50% equity interest in W.C.I.

        Pursuant to the Joint Venture Agreement, the parties have also agreed to a standstill provision regarding the Shares they respectively own which, among other things, provides that while the Joint Venture Agreement is in effect each party agrees not to: (a) make, or in any way participate in, any "solicitation" of "proxies" (as such term is defined in Rule 14a-1 of the Exchange Act) relating to any securities of WorldPort to or with any Third Party (as defined in the Joint Venture Agreement); (b)deposit any Shares in any voting agreement or arrangement that includes as a party any Third Party; (c) form, join or in any way participate in a group (as contemplated by Exchange Act Rule 13d-5(b)) with respect to any securities of WorldPort; (d) make any announcement subject to Exchange Act Rule 14a-1(1)(2)(iv) to any Third Party; (e)initiate or propose any "stockholder proposal" subject to Exchange Act Rule 14a-8; (f) make any offer or proposal to acquire any securities or assets of WorldPort or any of its Subsidiaries (as defined in the Joint Venture Agreement) or solicit or propose to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change in control of, WorldPort, its Subsidiaries or any of its securities or assets; (g) seek the removal of any directors or a change in the composition or size of the board of directors of WorldPort; (h) in any way participate in a call for any special meeting of the stockholders of WorldPort; or (i) assist, advise or encourage any person with respect to, or seek to do, any of the foregoing. In the event that Heico determines to abandon the transaction, or that Hambro determines to abandon the transaction following a third party offer for the acquisition of all of the outstanding shares of WorldPort common stock, it must so notify the other in writing and the Joint

Venture Agreement shall then terminate, other than as to obligations incurred thereunder prior to such termination.

        W.C.I. has made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For discussion of appraisal rights, see Section 9, "The Offer—Merger; Appraisal Rights; Rule 13e-3."

        The name, citizenship, business address, business telephone number, current principal occupation and material positions held during the past five years of each of the directors and executive officers of W.C.I. are set forth in Schedule I to this Offer to Purchase. To the knowledge of W.C.I., no director or officer of W.C.I. has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and no director or executive officer of W.C.I was a party to any judicial or administrative proceeding during the last five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

        Except as set forth in this Offer to Purchase, neither W.C.I. nor, to the best of the knowledge of W.C.I., any of the persons listed in Schedule I hereto, nor any associate or majority-owned subsidiary of W.C.I., has effectuated any transactions in Shares in the past 60 days. In addition, Schedule II to this Offer to Purchase describes any acquisitions of WorldPort's securities by W.C.I. during the past two years.

        Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between W.C.I., or, to the best of its knowledge, any of the persons listed in Schedule I hereto, on the one hand, and WorldPort or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of any class of WorldPort's securities, an election of WorldPort's directors, or a sale or other transfer of a material amount of assets of WorldPort nor to the best knowledge of W.C.I. have there been any negotiations or material contacts between WorldPort or any of its affiliates and any person not affiliated with WorldPort who would have a direct interest in such matters. Except as set forth in this Offer to Purchase, during the past two years, neither W.C.I., nor, to the best of its knowledge, any of the persons listed in Schedule I hereto, has had any transaction with WorldPort or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

        FINANCIAL INFORMATION.    W.C.I. is newly formed and has minimal assets. Because the Offer Price will be paid in cash, the Purchaser does not believe that financial information with respect to the Purchaser would be material to a stockholder's evaluation of the Offer or the Merger.

        INTENT TO TENDER.    As of the date hereof, no executive officers or directors of W.C.I., any person controlling W.C.I. or any executive officer or director of any corporation ultimately in control of W.C.I. intends to tender Shares in the Offer. As described above, the stockholders of W.C.I intend to contribute all shares of common stock owned by them to W.C.I. upon completion of the Offer.

        FORWARD-LOOKING DISCLAIMER.    Statements W.C.I. may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements. Although W.C.I. believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be realized. Forward-looking statements involve known and unknown risks which may cause W.C.I.'s actual results and corporate developments to differ materially from those expected.

9. MERGER; APPRAISAL RIGHTS; RULE 13E-3

        MERGER.    If, pursuant to the Offer, W.C.I. acquires Shares which, together with Shares owned by W.C.I. and its stockholders, constitute at least 90% of the outstanding Shares, W.C.I. will consummate a "short-form" merger pursuant to Section 253 of the DGCL. Section 253 of the DGCL provides that if W.C.I. owns at least 90% of the outstanding Shares, W.C.I. may merge with WorldPort by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of W.C.I.'s Board of Directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid by W.C.I. upon surrender of Shares not owned by W.C.I.) and the date of its adoption. Under Section 253 of the DGCL, such a merger of WorldPort with W.C.I. would not require the approval or any other action on the part of the Board of Directors or the stockholders of WorldPort. W.C.I. intends to effect the Merger without a meeting of holders of Shares. The Merger is currently expected to occur as soon as possible after completion of the Offer. Upon the effective date of the Merger:

  •
  all of WorldPort's preferred stock will be redeemed for an aggregate purchase price of approximately $67.6 million, which represents the liquidation preference that would be payable to the holders of the preferred stock upon a liquidation of WorldPort.

  •
  each Share issued and outstanding immediately prior to the effective date of the Merger (other than Shares held by public stockholders, if any, who are entitled to and who properly exercise their dissenters' rights (see "—Appraisal Rights" below) under the DGCL, will be cancelled and extinguished and be converted into and become a right to receive the Offer Price; and

  •
  each outstanding share of the Purchaser's capital stock issued and outstanding immediately prior to the effective date of the Merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. As a result of the merger the stockholders of W.C.I. will own all of the outstanding equity interests in WorldPort.

        If, after the Offer is completed but prior to consummation of the Merger, the aggregate beneficial ownership by W.C.I. and its stockholders, of the outstanding Shares should fall below 90%, W.C.I. may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.

        THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH PURCHASER MIGHT MAKE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

        APPRAISAL RIGHTS.    Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares who has neither tendered their Shares in the Offer nor voted in favor of the Merger (if a vote is required) and who properly demands an appraisal of their Shares under Section 262 of the DGCL will be entitled, in lieu of receiving the Merger consideration, to receive a payment in cash equal to the fair value of their Shares as determined by an appraisal by the Delaware Court of Chancery (which shall be determint exclusive of any element of value arising from the accomplishment or expectation of the Merger) together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

        Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the cash consideration offered in the Merger. A stockholder may withdraw his demand for appraisal by delivery to W.C.I. of a written withdrawal of his demand for appraisal.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Schedule III to this Offer to Purchase.

        FAILURE TO STRICTLY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

        RULE 13E-3.    Because W.C.I. is an affiliate of WorldPort, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning WorldPort and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger. W.C.I. has provided such information in this Offer to Purchase.

10. SOURCE AND AMOUNT OF FUNDS

        W.C.I. estimates that the total amount of funds required to purchase all of the outstanding Shares (other than those already owned by W.C.I. or its stockholders) pursuant to the Offer and to pay related fees and expenses will be approximately $11.5 million. W.C.I. intends to obtain the funds necessary to complete the Offer pursuant to a short-term loan from WorldPort which will be extinguished pursuant to the Merger. According to WorldPort's Form 10-Q for the quarter ended September 30, 2002, as of November 1, 2002, WorldPort had $108.4 million of cash and cash equivalents. In connection with the completion of the Offer W.C.I. intends to request that WorldPort use a portion of these funds to make a loan to W.C.I. in an amount that is sufficient to complete the Offer. W.C.I. anticipates that the loan would be conditioned upon the simultaneous completion of the Merger and the payment by W.C.I. for all validly tendered Shares. Upon completion of the Offer and the Merger the loan would be extinguished. Therefore, the use of these funds to complete the Offer will reduce the cash balances of WorldPort which are available to W.C.I. after the Merger.

        If WorldPort does not make such a loan available to W.C.I., then W.C.I. anticipates obtaining a loan from a third party. As security for the loan, W.C.I. could pledge all of the Shares that it owns in addition to any Shares acquire in the Offer. There can be no assurances that W.C.I. will be successful in obtaining such a loan. Obtaining such a loan is a condition to W.C.I.'s obligation to complete the Offer. See "The Offer—Certain Conditions of the Offer."

11. CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other term of the Offer, W.C.I. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Company's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer) to pay for any shares of WorldPort common stock tendered pursuant to the Offer not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date hereof and before the acceptance of such WorldPort common stock for payment or the payment therefor, any of the following conditions shall occur:

          (a)  any change shall have occurred in the properties, assets, liabilities, capitalization, stockholders equity, financial condition, prospects or results of operation of WorldPort or its subsidiaries which has a material adverse effect on WorldPort and its subsidiaries taken as a whole; or

          (b)  any preliminary or permanent judgment, order, decree, ruling, injunction, litigation, action, proceeding or application shall be instituted, pending or threatened before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to W.C.I., Heico or Hambro; or

          (c)  any statute, including without limitation any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the Offer or the Merger, which would or might restrain, prohibit or delay consummation of, or materially alter, increase the cost of, or otherwise materially affect, the Offer or the Merger or materially impair the contemplated benefits of the Offer or the Merger to W.C.I., Heico or Hambro; or

          (d)  there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of a war (whether or not declared), acts of terrorism, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e)  any tender or exchange offer with respect to some or all of the outstanding Shares (other than the Offer), or a merger, acquisition or other business combination proposal for WorldPort (other than the Offer and the Merger), shall have been proposed, announced or made by any person, entity or group;

          (f)    W.C.I. and WorldPort shall have reached an agreement or understanding that the Offer be terminated or amended or W.C.I. (or one of its affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire WorldPort by merger or similar business combination, or purchase of Shares or assets of WorldPort; or

          (g)  there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer, a sufficient number of shares of WorldPort common stock such that, after such shares are purchased by Purchaser pursuant to the Offer, Purchaser will own at least 90% of the then outstanding shares of common stock (when taken together with the WorldPort common stock owned by Purchaser and its stockholders) (the "Minimum Condition"); or

          (h)  WorldPort fails to provide and fund a loan to Purchaser as described in Section 10, "The Offer-Source and Amount of Funds."

which in the reasonable judgment of Purchaser with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with the Merger.

        The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. In particular, Purchaser reserves the right to waive the Minimum Condition and to elect to purchase a smaller number of shares. Purchaser has no current expectation to exercise this right. In no event, however, will Purchaser purchase shares in the Offer if less than a majority of the outstanding shares of common stock, excluding the shares owned by Purchaser and its stockholders, are validly rendered and not withdrawn. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

        Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of WorldPort common stock not theretofore accepted for payment shall promptly be returned by the depositary to the tendering stockholders.

12. DIVIDENDS AND DISTRIBUTIONS

        If, on or after the date hereof, WorldPort should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, other than Shares issued pursuant to the exercise of stock options outstanding as of the date hereof, then, subject to the provisions of Section 11, "The Offer—Certain Conditions of the Offer," W.C.I., in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased. If, on or after the date hereof, WorldPort should declare or pay any dividend or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date prior to the transfer to W.C.I. or its nominee or transferee on WorldPort's stock transfer records of the Shares purchased pursuant to the Offer, then, subject to the provisions of Section 11, "The Offer—Certain Conditions of the Offer," (1) the Offer Price and other terms of the Offer may, in the sole discretion of W.C.I., be reduced by the amount of any such cash dividend or cash distribution and (2) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of W.C.I. and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of W.C.I., accompanied by appropriate documentation of transfer, or (b) at the direction of W.C.I., be exercised for the benefit of W.C.I., in which case the proceeds of such exercise will promptly be remitted to W.C.I. Pending such remittance and subject to applicable law, W.C.I. will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by W.C.I. in its sole discretion.

13. CERTAIN LEGAL MATTERS

        GENERAL.    Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to WorldPort, W.C.I. is not aware of any licenses or other regulatory permits which appear to be material to the business of WorldPort and which might be adversely affected by the acquisition of Shares by W.C.I. pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by W.C.I. pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. However, W.C.I. does not intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any such approval. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to WorldPort's or W.C.I.'s business or that certain parts of WorldPort's or W.C.I.'s business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause W.C.I. to elect to terminate the Offer without the purchase of the Shares thereunder. W.C.I.'s obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 11, "The Offer—Certain Conditions of the Offer."

        ANTITRUST COMPLIANCE.    The Purchaser believes that the Offer and the Merger are exempt from the reporting requirements contained in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Nevertheless, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made.

        SECTION 203 OF THE DGCL.    In general, Section 203 of the DGCL is an anti-takeover statute that prevents an "Interested Stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) of a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder unless certain conditions, such as approval from the board of directors or owning at least 85% of the voting stock of the corporation prior to the Business Combination, are met. Heico's investment in WorldPort was approved by Board of Directors of WorldPort.

        FEDERAL RESERVE BOARD REGULATIONS.    Regulations T, U and X (the "Margin Regulations") promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock.

14. CERTAIN EFFECTS OF THE OFFER

        PARTICIPATION IN FUTURE GROWTH.    If you tender your Shares in the Offer, you will not have the opportunity to participate in the future earnings, profits and growth of WorldPort and will not have the right to vote on corporate matters relating to WorldPort. If the Offer and the Merger are completed, the stockholders of W.C.I. will indirectly own a 100% interest in the net book value and net earnings of WorldPort and will benefit from any future increase in the value of WorldPort. Similarly, W.C.I. will bear the risk of any decrease in the value of WorldPort and you will not face the risk of a decline in the value of WorldPort.

        MARKET FOR SHARES.    The purchase of Shares by W.C.I. pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

        STOCK QUOTATIONS.    The Shares are quoted on the Nasdaq OTC Bulletin Board. According to published guidelines of the National Association of Securities Dealers, the Shares would no longer be eligible for quotation on the Nasdaq OTC Bulletin Board if WorldPort terminates the Exchange Act registration of the Shares as described below.

        If the Shares were to cease to be quoted on the Nasdaq OTC Bulletin Board, the market for the Shares could be adversely affected. The extent of the public market for the Shares and the availability of any quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors.

        EXCHANGE ACT REGISTRATION.    The Shares are currently registered under the Exchange Act. Such registration may be terminated by WorldPort upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by WorldPort to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of WorldPort and persons holding "restricted securities" of WorldPort to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for NASDAQ reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities". W.C.I. intends to seek to cause WorldPort to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

15. FEES AND EXPENSES

        Except as set forth below, W.C.I. will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

        W.C.I. has also retained Georgeson Shareholder Communication, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses, and W.C.I. will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

        W.C.I. has retained Alpine Fiduciary Services, Inc., to act as the Depositary in connection with the Offer. W.C.I. will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by W.C.I. for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        In addition, WorldPort will incur its own fees and expenses in connection with the Offer.

        The following is an estimate of the fees and expenses to be incurred by W.C.I.:

Filing Fees	$2,200
Depositary Fees	12,500
Information Agent Fees	12,500
Legal, Printing and Miscellaneous Fees and Expenses	500,000

Total	$527,200

16. MISCELLANEOUS

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. W.C.I. may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        W.C.I. is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If W.C.I. becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, W.C.I. will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, W.C.I. cannot comply with any such state statute, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of W.C.I. by one or more registered brokers or dealers under the laws of such jurisdiction.

        W.C.I. has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement includes within it the information required by the SEC's Statement on Schedule 13E-3 relating to "going private" transactions. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in Section 7 "The Offer—Certain Information Concerning WorldPort".

        No person has been authorized to give any information or make any representation on behalf of W.C.I. or W.C.I. not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

December 23, 2002

                      W.C.I. Acquisition Corp.

SCHEDULE I
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF W.C.I.

        Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of W.C.I. Acquisition Corp. Each person identified below has held his position since the formation of W.C.I. Acquisition Corp. on December 23, 2002. The principal address of W.C.I. Acquisition Corp. and, unless indicted below, the current business address for each individual listed below is c/o W.C.I Acquisition Corp., 5600 Three First National Plaza, Chicago, Illinois 60602; Telephone: (312) 419-8220.

Directors and Officers

Name	Age	Position
Michael E. Heisley, Sr.	65	Directors, Chief Executive Officer and President
Stanley H. Meadows	57	Director, Assistant Secretary
Christopher H.B. Mills	50	Director
Jeremy J. Brade	41	Director

        Mr. Michael E. Heisley, Sr. serves as Director, Chief Executive Officer and President of W.C.I. Acquisition Corp. Mr. Heisley has been President and Chief Executive Officer of The Heico Companies, L.L.C. since October 1997. Mr. Heisley has also been a member of the Board of Directors of WorldPort since 1998, Chairman of the Board of Directors of WorldPort since June 1999 and Chief Executive Officer of WorldPort from April 2000 to May 2001. Prior to October 1997, he was Chairman of the Board of The Heico Companies, L.L.C. Mr. Heisley also serves as Chairman on the board of directors of Davis Wire Corporation. Mr. Heisley is a citizen of the United States.

        Mr. Stanley H. Meadows serves as Director and Assistant Secretary of W.C.I. Acquisition Corp. Mr. Meadows has served as a Director and Assistant Secretary of The Heico Companies, L.L.C. since October 1997. Mr. Meadows has also been a member of the Board of Directors of WorldPort since December 1998 and has served as Secretary or Assistant Secretary of WorldPort since July 2000. Mr. Meadows is the president of a professional corporation that is a partner at the law firm of McDermott, Will & Emery since 1985. Mr. Meadows is a citizen of the United States.

        Mr. Mills serves as a Director of W.C.I. Mr. Mills is a British citizen whose business address is Ground Floor, Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Mr. Mills has been Chief Investment Officer of JO Hambro Capital Management Limited, an investment management and advising firm, since 1993; Managing Director of NASCIT, a publicly listed investment trust company, since 1984; Managing Director of American Opportunity Trust, a publicly listed closed-end investment company, since 1989; and Chairman and Chief Executive Offer of Growth Financial Services Limited, a holding company, since 1984. Before joining JO Hambro, Mr. Mills was with Samuel Montagu Limited, Montagu Investment Management Limited, and its successor company, Invesco MIM for 18 years. Mr. Mills was a director of Invesco MIM and held positions as Head of North American Investments and Head of North American Venture Capitol. Mr. Mills is also a director of WH Holdings, Denison International plc., Mallon Resources Corp. and Lesco, Inc.

        Mr. Brade serves as a Director of W.C.I. Mr. Brade is a British citizen whose business address is Ground Floor, Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Mr. Brade is Director of Private Equity at JO Hambro Capital Management Limited, which he joined in 2001. Mr. Brade acts as a fund manager of European and U.S. unlisted investments, with responsibility for originating and executing transactions. He is also actively engaged in monitoring investments, including serving as non-executive director of various investee companies of funds managed by JO Hambro. Prior to joining JO Hambro Mr. Brade was with the British Foreign Office.

II-1

SCHEDULE II
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        W.C.I. does not currently own any shares of WorldPort common stock. Pursuant to the Joint Venture Agreement, Heico, Hambro and Mr. Meadows have agreed to contribute all shares of WorldPort common stock owned by them to W.C.I. upon completion of the Offer. The following table sets forth the current ownership of shares of WorldPort common stock by Heico and Hambro and the directors and executive officers at W.C.I.:

Name	Number of Shares Owned	% of Total(1)
The Heico Company L.L.C.(2)	6,757,158	17.3%
Michael Heisley(2)	6,757,158	17.3%
Stanley H. Meadows(3)	1,764,120	4.5%
J O Hambro Capital Management Ltd.(4)	9,367,869	24.0%
Christopher H.B. Mills(4)	9,367,869	24.0%
Jeremy Brade	0

(1)
Based upon WorldPort's Form 10-Q for the quarter ending September 30, 2002, as of November 1, 2002, there were 39,087,252 shares of common stock outstanding.

(2)
Includes 6,077,707 shares of common stock and warrants to acquire 679,451 shares of common stock. Does not include shares of common stock issuable upon conversion of shares of WorldPort preferred stock. All of the WorldPort preferred stock will be redeemed in the Merger. Also does not include shares of WorldPort common stock issuable pursuant to option with an exercise price in excess of $0.50 per share.

(3)
Does not include shares of common stock issuable pursuant to options with an exercise price in excess of $0.50 per share.

(4)
Includes shares held by funds for which Hambro acts as investment advisor.

        TRANSACTIONS IN SHARES DURING THE PAST SIXTY DAYS.    On October 15, 2002, an entity which Hambro controls acquired 80,000 shares of WorldPort common stock on the open market for a price of $0.43 per share. On December 17, 2002, Heico purchased 4,717,500 million shares in a privately negotiated transaction for a price of $0.50 per share.

        Except as disclosed above, W.C.I. has no knowledge of Share transactions effectuated in the past sixty days by W.C.I., Heico or Hambro, or any of W.C.I.'s executive officers or directors.

        PRIOR SHARE PURCHASES BY W.C.I.    W.C.I. has not acquired any shares of WorldPort prior to the commencement of the Offer.

II-2

SCHEDULE III
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262. APPRAISAL RIGHTS

        (a)  Any stockholder of a corporation of the State of Delaware who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the

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  effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

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        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. `98, eff. 7-1-98.)

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        Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

ALPINE FIDUCIARY SERVICES INC.

By Mail: Alpine Fiduciary Services Inc. c/o Georgeson Shareholder Communications Inc. P.O. Box 2056 South Hackensack, NJ 07606-9974 Attention: Corporate Actions Dept.	By Facsimile Transmission:

(201) 559-1162

 For Information Telephone:

(866) 328-5441

 By Overnight Courier:

Alpine Fiduciary Services Inc.
c/o Georgeson Shareholder
Communications Inc.
111 Commerce Road
Carlstadt, NJ 07072	By Hand: Alpine Fiduciary Services Inc. c/o Georgeson Shareholder Communications Inc. 17 State St. - 27th Floor New York, NY 10004 Attention: Call Center Manager

        Any requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and locations listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (866) 328-5441

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
INTRODUCTION
SPECIAL FACTORS
THE OFFER
COMPARATIVE PER SHARE DATA
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF W.C.I.
SCHEDULE II SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SCHEDULE III SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE